UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13

or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2009 (September 4, 2009)

Watson Wyatt Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  001-16159

Delaware	52-2211537
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

901 N. Glebe Road

Arlington, Virginia 22203

(Address of principal executive offices, including zip code)

(703) 258-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02(e)          Compensatory Arrangements of Certain Officers.

In 2004, the Board of Directors of Watson Wyatt Worldwide, Inc. (the “Company”) approved the establishment of and grants under a long-term bonus arrangement pursuant to the Company’s 2001 Deferred Stock Unit Plan for Selected Employees (the “DSU Plan”), which was approved by shareholders in 2001.  The arrangement, called the Performance Share Bonus Incentive Program (the “SBI Program”) is a long-term stock bonus arrangement for senior executives of the Company and its affiliates that is designed to strengthen incentives and align behaviors to grow the business in a way that is consistent with the strategic goals of the Company.  Eligible participants are high-performing senior executives of the Company, including the Company’s named executive officers, who are selected for awards by the Compensation Committee of the Board of Directors (the “Committee”) as a result of their having direct impact on or responsibility for driving strategy throughout the Company.

Incentives under the SBI Program are provided through grants of deferred stock units (“Performance Shares”) pursuant to the DSU Plan.  Performance Shares are based on the value of the cash portion of the eligible participant’s fiscal year-end bonus target and a multiplier, which is then converted into a target number of Performance Shares based upon the Company’s stock price as of the fiscal year-end prior to grant.  Eligible participants vest between zero and 170% of the target number of Performance Shares based on the extent that performance metrics are achieved over a three year performance cycle.   In fiscal year 2008 and fiscal year 2009, the Committee established awards with three-year performance cycles for fiscal year 2008 to 2010 (July 1, 2007 to June 30, 2010) and fiscal year 2009 to 2011 (July 1, 2008 to June 30, 2011), respectively.  Under these awards, performance is measured as revenue and earnings per share for the fiscal year prior to the grant versus revenue and earnings per share in the third year of the performance period.

The SBI Program documents state that the Committee shall accelerate the vesting of awards and provide for the immediate settlement in stock or cash in connection with a change in control, subject to the Committee’s authority to assure fair and equitable treatment of participants in the SBI Program.

Accordingly, on September 4, 2009, the Committee determined that, upon and subject to consummation of the proposed merger between Watson Wyatt Worldwide, Inc. and Towers, Perrin, Forster & Crosby to form a new, publicly listed company called Towers Watson & Co. (the “Merger”), the fiscal 2008 SBI Program awards shall not vest, with the effect that nothing will be earned or paid under those awards and the fiscal 2009 SBI Program will be paid out at 100% of target.  In reaching these determinations, the Committee assessed performance to date and projections of performance.  As a result of these evaluations, the Committee concluded that it is not likely that the Company will achieve the fiscal year 2008 to 2010 minimum performance metrics.  With respect to the fiscal 2009 to 2011 performance period, the Committee determined that it is appropriate to settle the awards at target in order to treat participants fairly, retain key talent, and take account of the fact that the level at which performance metrics may be met will be uncertain, as the performance period would be only halfway completed as of December 31, 2009.

As a result, the following number of shares of Towers Watson’s Class A common stock will be paid to the Company’s named executive officers under the fiscal 2009 SBI Program upon consummation of the Merger, plus dividend equivalents that will have accrued by that time: Mr. John J. Haley -25,951; Mr. Roger Millay - 6,094; Mr. Kevin Meehan - 5,097; Mr. Gene Wickes - 5,097 and; Mr. Chandrasekhar (Babloo) Ramamurthy -3,768.

Also, in light of the pending Merger, the Committee determined to grant stock options as incentive compensation in lieu of establishing awards under the SBI Program for fiscal 2010.  The options will be granted under the Company’s 2000 Long-Term Incentive Plan.  Options will be granted to high-performing senior executives of the Company who otherwise would have been selected by the Committee to receive SBI Program awards as a result of the executives having direct impact on or responsibility for driving strategy throughout the Company.  In light of the anticipated timing of the Merger, the value of options granted will be approximately one-half of the target value of grants under the SBI Program.    Options will have a seven year term and will vest ratably over each of the three years following the date of grant, provided that upon a change in control of the Company, including the Merger, the options become fully exercisable.  The options will have an exercise price equal to the grant date market price of the Company’s common stock, so that participants will be able to realize value under their options only to the extent that the options become vested and the value of the Company’s stock price, or the share-equivalent value of Towers Watson common stock following the Merger, appreciates.  Options otherwise will expire to the extent that they are unvested upon a participant’s termination of employment for reasons other than death, disability, retirement or termination without cause.

Item 9.01               Financial Statements and Exhibits

(c) Exhibits.           None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATSON WYATT WORLDWIDE, INC.

Date: September 10, 2009	/s/ Walter W. Bardenwerper
Walter W. Bardenwerper
Vice President and General Counsel